EXHIBIT 4(b)
This Instrument was prepared by:
      Paul J. Evanson of
 Florida Power & Light Company
700 Universe Boulevard, Juno Beach, Florida 33408


                        FLORIDA POWER & LIGHT COMPANY

                                      to

                            BANKERS TRUST COMPANY

                    As Trustee under Florida Power & Light
                    Company's Mortgage and Deed of Trust,
                         Dated as of January 1, 1944.

                     Ninety-fourth Supplemental Indenture

                  Relating to $135,000,000 Principal Amount
                    of First Mortgage Bonds, 7.05% Series
                             due December 1, 2026

                         Dated as of December 1, 1993

This Supplemental Indenture has been executed in several counterparts, all of which constitute but one and the same instrument. This Supplemental Indenture has been recorded in several counties, and documentary stamp taxes as required by law in the amount of $472,500.00, and intangible taxes as required by law in the amount of $45,279.00, were paid on the Supplemental Indenture recorded in the public records of Palm Beach County, Florida.

Note to Examiner: The new bonds ("New Bonds") being issued in connection with this Supplemental Indenture are secured by real property and personal property located both within Florida and outside of Florida. The aggregate fair market value of the collateral exceeds the aggregate principal amount of (y) the New Bonds plus (z) the other outstanding bonds secured by the mortgage supplemented hereby and all previous supplemental indentures thereto. The intangible tax has been computed pursuant to Section 199.133 (2), Florida Statutes, by
(i) determining the percentage of the aggregate fair market value of the collateral constituting real property situated in Florida and by multiplying that percentage times the principal amount of the New Bonds (the result hereinafter defined as the "Tax Base") and (ii) multiplying the tax rate times the Tax Base.

                     NINETY-FOURTH SUPPLEMENTAL INDENTURE


            INDENTURE, dated as of the 1st day of December, 1993, made and entered into by and between Florida Power & Light Company, a corporation of the State of Florida, whose post office address is 700 Universe Boulevard, Juno Beach, Florida 33408 (hereinafter sometimes called FPL), and Bankers Trust Company, a corporation of the State of New York, whose post office address is Four Albany Street, New York, New York 10006 (hereinafter sometimes called the Trustee), as the ninety-fourth supplemental indenture (hereinafter called the Ninety-fourth
Supplemental Indenture) to the Mortgage and Deed of Trust, dated as of January 1, 1944 (hereinafter called the Mortgage), made and entered into by FPL, the Trustee and The Florida National Bank of Jacksonville, as Co-Trustee (now resigned), the Trustee now acting as sole trustee under the Mortgage, which Mortgage was executed and delivered by FPL to secure the payment of bonds issued or to be issued under and in accordance with the provisions thereof, reference to which Mortgage is hereby made, this Ninety-fourth Supplemental Indenture being supplemental thereto;

            Whereas, Section 8 of the Mortgage provides that the form of each series of bonds (other than the first series) issued thereunder shall be established by Resolution of the Board of Directors of FPL and that the form of such series, as established by said Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such provisions not inconsistent with the provisions of the Mortgage as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Mortgage; and

            Whereas, Section 120 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon FPL by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and FPL may enter into any further covenants, limitations or restrictions for the benefit of any one or more series of bonds issued thereunder, or FPL may cure any ambiguity contained therein, or in any supplemental indenture, or may establish the terms and provisions of any series of bonds other than said first series, by an instrument in writing executed and acknowledged by FPL in such manner as would be necessary to entitle a conveyance of real estate to record in all of the states in which any property at the time subject to the Lien of the Mortgage shall be situated; and

            Whereas, FPL now desires to create the series of bonds described in Article I hereof and to add to its covenants and agreements contained in the Mortgage certain other covenants and agreements to be observed by it and to alter and amend in certain respects the covenants and provisions contained in the Mortgage; and

            Whereas, the execution and delivery by FPL of this Ninety-fourth Supplemental Indenture, and the terms of the bonds, hereinafter referred to in Article I, have been duly authorized by the Board of Directors of FPL by appropriate resolutions of said Board of Directors;

            Now, Therefore, This Indenture Witnesseth: That FPL, in consideration of the premises and of One Dollar to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustee and in order further to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect, and the performance of all the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage) unto Bankers Trust Company, as Trustee under the Mortgage, and to its successor or successors in said trust, and to said Trustee and its successors and assigns forever, all property, real, personal and mixed, acquired by FPL after the date of the execution and delivery of the Mortgage (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), now owned (except any properties heretofore released pursuant to any provisions of the Mortgage and in the process of being sold or disposed of by FPL) or, subject to the provisions of Section 87 of the Mortgage, hereafter acquired by FPL and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts, and all rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture, chattels, and choses in action; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of FPL in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.

            Together With all and singular the tenements, hereditaments and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, products and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which FPL now has or may hereinafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

            It Is Hereby Agreed by FPL that, subject to the provisions of
Section 87 of the Mortgage, all the property, rights, and franchises acquired by FPL after the date hereof (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted) shall be and are as fully granted and conveyed hereby and as fully embraced within the Lien of the Mortgage, as if such property, rights and franchises were now owned by FPL and were specifically described herein and conveyed hereby.

            Provided that the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed hereunder and are hereby expressly excepted from the Lien and operation of this Ninety-fourth Supplemental Indenture and from the Lien and operation of the Mortgage, as heretofore supplemented, viz: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business and fuel (including Nuclear Fuel unless expressly subjected to the Lien and operation of the Mortgage by FPL in a future Supplemental Indenture), oil and similar materials and supplies consumable in the operation of any properties of FPL; rolling stock, buses, motor coaches, automobiles and other vehicles; (3) bills, notes and accounts receivable, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the Lien of the Mortgage; (5) electric energy, gas, ice, and other materials or products generated, manufactured, produced or purchased by FPL for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties; (6) FPL's franchise to be a corporation; and
(7) the properties already sold or in the process of being sold by FPL and heretofore released from the Mortgage and Deed of Trust, dated as of January 1, 1926, from Florida Power & Light Company to Bankers Trust Company and The Florida National Bank of Jacksonville, trustees, and specifically described in three separate releases executed by Bankers Trust Company and The Florida National Bank of Jacksonville, dated
July 28, 1943, October 6, 1943 and December 11, 1943, which releases have heretofore been delivered by the said trustees to FPL and recorded by FPL among the Public Records of all Counties in which such properties are located; provided, however, that the property and rights expressly excepted from the Lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that the Trustee or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in
Section 65 thereof.

            To Have And To Hold all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed by FPL as aforesaid, or intended so to be, unto Bankers Trust Company, the Trustee, and its successors and assigns forever.

            In Trust Nevertheless, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as heretofore supplemented, this Ninety-fourth
Supplemental Indenture being supplemental thereto.

            And It Is Hereby Covenanted by FPL that all terms, conditions, provisos, covenants and provisions contained in the Mortgage shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of FPL and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successors as Trustee of said property in the same manner and with the same effect as if said property had been owned by FPL at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustee, by the Mortgage as a part of the property therein stated to be conveyed.

            FPL further covenants and agrees to and with the Trustee and its successors in said trust under the Mortgage, as follows:
                                  ARTICLE I

                        Ninety-fourth Series of Bonds

            Section 1. (I) There shall be a series of bonds designated "7.05% Series due December 1, 2026", herein sometimes referred to as the "Ninety-fourth Series", each of which shall also bear the descriptive title First Mortgage Bond, and the form thereof, which shall be established by Resolution of the Board of Directors of FPL, shall contain suitable provisions with respect to the matters hereinafter in this Section specified. Bonds of the Ninety-fourth Series shall mature on December 1, 2026 and shall be issued as fully registered bonds in denominations of One Thousand Dollars and, at the option of FPL, in any multiple or multiples of One Thousand Dollars (the exercise of such option to be evidenced by the execution and delivery thereof); they shall bear interest at the rate of 7.05% per annum, payable semi-annually on June 1 and December 1 of each year; the principal of and interest on each said bond to be payable at the office or agency of FPL in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts. Bonds of the Ninety-fourth Series shall be dated as in Section 10 of the Mortgage provided.

            (II) Bonds of the Ninety-fourth Series shall not be redeemable prior to December 1, 2003. On and after December 1, 2003, bonds of the Ninety-fourth Series shall be redeemable either at the option of FPL or pursuant to the requirements of the Mortgage (including, among other requirements, the application of cash delivered to or deposited with the Trustee pursuant to the provisions of
Section 39 or Section 64 of the Mortgage or with proceeds of Released Property) in whole at any time, or in part from time to time, prior to maturity, upon notice, as provided in Section 52 of the Mortgage, mailed at least thirty (30) days prior to the date fixed for redemption, at the following general redemption prices, expressed in percentages of the principal amount of the bonds to be redeemed:

                          General Redemption Prices

If redeemed during the 12 month period ending November 30,

2004 . . . . . . . .102.73%          2016. . . . . . . . .100.00%
2005 . . . . . . . .102.46%          2017. . . . . . . . .100.00%
2006 . . . . . . . .102.19%          2018. . . . . . . . .100.00%
2007 . . . . . . . .101.91%          2019. . . . . . . . .100.00%
2008 . . . . . . . .101.64%          2020. . . . . . . . .100.00%
2009 . . . . . . . .101.37%          2021. . . . . . . . .100.00%
2010 . . . . . . . .101.09%          2022. . . . . . . . .100.00%
2011 . . . . . . . .100.82%          2023. . . . . . . . .100.00%
2012 . . . . . . . .100.55%          2024. . . . . . . . .100.00%
2013 . . . . . . . .100.27%          2025. . . . . . . . .100.00%
2014 . . . . . . . .100.00%          2026. . . . . . . . .100.00%
2015 . . . . . . . .100.00%

in each case, together with accrued interest to the date fixed for redemption.

            (III) At the option of the registered owner, any bonds of the Ninety-fourth Series, upon surrender thereof for cancellation at the office or agency of FPL in the Borough of Manhattan, The City of New York, together with a written instrument of transfer wherever required by FPL, duly executed by the registered owner or by his duly authorized attorney, shall (subject to the provisions of Section 12 of the Mortgage) be exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.

            Bonds of the Ninety-fourth Series shall be transferrable (subject to the provisions of Section 12 of the Mortgage) at the office or agency of FPL in the Borough of Manhattan, The City of New York.

            Upon any exchange or transfer of bonds of the Ninety-fourth Series, FPL may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 12 of the Mortgage, but FPL hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Ninety-fourth Series.
                                  ARTICLE II

                              Dividend Covenant

            Section 2. Section 3 of the Third Supplemental Indenture, as heretofore amended, is hereby further amended by inserting the words "or Ninety-fourth Series" immediately before the words "remain Outstanding".

                                 ARTICLE III

                           Miscellaneous Provisions

            Section 3. Subject to the amendments provided for in this Ninety-fourth Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Ninety-fourth Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.

            Section 4. The Trustee hereby accepts the trust herein declared, provided, created or supplemented and agrees to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore supplemented, set forth and upon the following terms and conditions:

            The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Ninety-fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by FPL solely. In general, each and every term and condition contained in Article XVII of the Mortgage, as heretofore amended, shall apply to and form part of this Ninety-fourth Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Ninety-fourth Supplemental Indenture.

            Section 5. Whenever in this Ninety-fourth Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, as heretofore amended, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Ninety-fourth Supplemental Indenture contained by or on behalf of FPL, or by or on behalf of the Trustee, or either of them, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

            Section 6. Nothing in this Ninety-fourth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Mortgage, any right, remedy or claim under or by reason of this Ninety-fourth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Ninety-fourth Supplemental Indenture contained by or on behalf of FPL shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and coupons Outstanding under the Mortgage.

            Section 7. The Mortgage, as heretofore supplemented and amended and as supplemented hereby, is intended by the parties hereto, as to properties now or hereafter encumbered thereby and located within the State of Georgia, to operate and is to be construed as granting a lien only on such properties and not as a deed passing title thereto.

            Section 8. This Ninety-fourth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

            In Witness Whereof, FPL has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf and Bankers Trust Company has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or Assistant Vice Presidents, and its corporate seal to be attested by one of its Assistant Vice Presidents or one of its Assistant Secretaries, all as of the day and year first above written.

                                          Florida Power & Light Company


                                          By     PAUL J. EVANSON
                                                 Paul J. Evanson
                                             Senior Vice President,
                                       Finance and Chief Financial Officer
                                             700 Universe Boulevard
                                              Juno Beach, FL 33408


Attest:



      PETER D. BOYLAN
      Peter D. Boylan
  Assistant Treasurer and
    Assistant Secretary
  700 Universe Boulevard
   Juno Beach, FL 33408



Executed, sealed and delivered by
Florida Power & Light Company
in the presence of:



       DAVID A. HOLT
       David A. Holt



     MICHELE T. CANINO
     Michele T. Canino

                                          Bankers Trust Company,
                                          As Trustee



                                          By     ROBERT CAPORALE
                                                 Robert Caporale
                                                 Vice President
                                           4 Albany Street - 4th Floor
                                               New York, NY 10006


Attest:



       SHIKHA DOMBEK
       Shikha Dombek
    Assistant Secretary
4 Albany Street - 4th Floor
    New York, NY 10006




Executed, sealed and delivered by
Bankers Trust Company
in the presence of:



        JOHN FLORIO
        John Florio


      DENISE MITCHELL
      Denise Mitchell

State of Florida
County of Palm Beach       ss.:


  On the 8th day of December, in the year 1993, before me personally came Paul J. Evanson, to me known, who, being by me duly sworn, did depose and say that he resides at 12087 Turtle Beach Road, North Palm Beach, Florida 33408; that he is the Senior Vice President, Finance and Chief Financial Officer of Florida Power & Light Company, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

  I Hereby Certify, that on this 8th day of December, 1993, before me personally appeared Paul J. Evanson and Peter D. Boylan, respectively, the Senior Vice President, Finance and Chief Financial Officer and an Assistant Treasurer and Assistant Secretary of Florida Power & Light Company, a corporation under the laws of the State of Florida, to me known to be the persons described in and who executed the foregoing instrument and severally acknowledged the execution thereof to be their free act and deed as such officers, for the uses and purposes therein mentioned; and that they affixed thereto the official seal of said corporation, and that said instrument is the act and deed of said corporation.

  Paul J. Evanson and Peter D. Boylan produced Florida Driver's License No. E152-690-41-216-0 and Florida Driver's License No. B450-664-52-048
as identification, respectively, and did take an oath.

  Witness my signature and official seal at Juno Beach, in the County of Palm Beach, and State of Florida, the day and year last aforesaid.

                                                 BRENDA F. SMITH
                                                 Brenda F. Smith
                                             Notary Public, State of
                                                    Florida
                                             Commission No. CC 198030
                                             My Commission Expires
                                                  May 3, 1996

State of New York
County of New York         ss.:


  On the 8th day of December, in the year 1993, before me personally came Robert Caporale, to me known, who, being by me duly sworn, did depose and say that he resides at 25 Lake Street, White Plains, New York; that he is a Vice President of Bankers Trust Company, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

  I Hereby Certify, that on this 8th day of December, 1993, before me personally appeared Robert Caporale and Shikha Dombek, respectively, a Vice President and an Assistant Secretary of Bankers Trust Company, a corporation under the laws of the state of New York, to me known to be the persons described in and who executed the foregoing instrument and severally acknowledged the execution thereof to be their free act and deed as such officers, for the uses and purposes therein mentioned; and that they affixed thereto the official seal of said corporation, and that said instrument is the act and deed of said corporation.

  Robert Caporale and Shikha Dombek produced New York Driver's License No. C01579 27892 342291 62 and New York Driver's License
No. G21620 81923 203244 64 as identification, respectively, and did take an oath.

  Witness my signature and official seal at New York City, in the County of New York, and State of New York, the day and year last aforesaid.


                                                MARIA A. JOHNSON